Exhibit 99.1

For release January 14, 2004, at 4:01 p.m. Eastern

Planar releases final results for fiscal 2004’s first quarter

BEAVERTON, Ore. – January 14, 2004 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, recorded sales of $62.9 million in the quarter ended December 26, 2003, up 11 percent over the year-ago quarter and down 13 percent sequentially. Net income per share was $0.21, in line with expectations updated last week.

“Planar continues to generate substantial profits and cash, but this quarter we did not reach sales targets set for our medical segment,” said Balaji Krishnamurthy, chairman, president and CEO. “Our commercial and industrial businesses performed well, and our team in the medical business is rallying to make strategy adjustments that I’m confident will better deploy the company’s unique strengths in that growing market.”

Gross profit for the quarter, as a percentage of sales, was 26.2 percent, down from 29.5 percent recorded a year ago and 28.0 percent in the previous quarter. Dynamics in the company’s product mix were primarily responsible for the sequential decline. Quarterly operating profit was about equal to the year-ago result at 8.1 percent of sales but down from last quarter’s 10.7 percent.

Sales in the company’s medical segment were $17.8 million, down about 23 percent versus last year and down 17 percent from the previous quarter. The decline was due to expected reductions in shipments of mature component products and softer-than-expected demand for digital imaging products.

“We are immediately shifting our medical strategy to be aggressive in a digital imaging market that’s characterized by competition increasing and demand shifting to less sophisticated products,” said Krishnamurthy. “By better deploying Planar’s unique strengths in brand, product excellence and supplier and channel-partner relationships, we will continue to lead. With adoption rates still low, the bulk of the opportunity in this market is ahead of us, and Planar remains well positioned.”

Planar’s commercial segment supported the quarter’s top-line with better-than-expected sales of $31.0 million, nearly double the first quarter a year ago, and down about 13 percent from last quarter’s result which benefited from a one-time program. Most of this segment’s sales continue to be made to business buyers with little seasonality in purchasing trends.

“The commercial segment’s important and growing capability in supply chain and channel partner management will be increasingly leveraged by our other segments,” said Krishnamurthy.

Industrial segment sales in the first quarter were $14.1 million, down about 19 percent compared to last year and down eight percent sequentially. Expected declines in the company’s component products impacted the results, as did ongoing pruning of the product portfolio in support of manufacturing consolidation and increased profitability. One notable design win was secured with a kiosk customer using Planar’s new LC15 high-bright display system.

Backlog moved up slightly during the quarter, but is expected to decline over the long run as an increasing portion of the company’s business operates on a ship-to-order basis.

Planar’s fourth quarter sales outside the U.S. were 15 percent of the total, down from 22 percent last year but up slightly from 14 percent last quarter. The company’s growing commercial business does not sell outside of North America.

The company’s cash position continues to strengthen, ending the quarter at $44.6 million, while total debt and capital leases declined by $5.1 million during the quarter to $10.4 million. Cash generation from operations has been strong in recent quarters due to solid profitability and capital expenditures below depreciation and amortization.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

“The profitability impact of the changing competitive environment in the medical market caused reduced expectations for the full year’s bottom line. We expect modest, sequential increases in quarterly sales and net income per share through the remaining three quarters of the year,” concluded Krishnamurthy.

The company’s current expectations for the fiscal year ending September 24, 2004 are as follows:

•	Sales of approximately $275 million, of which commercial segment sales are expected to be about $130 million

•	Gross margins of between 26 and 27 percent of sales

•	Operating income of about 9 percent of sales

•	Effective tax rate in fiscal 2004 of about 35 percent

•	Net income of approximately $1.00 per diluted share

•	Cash from operations (defined as net income, plus depreciation and amortization, less capital expenditures) of more than $20 million

Results and operational highlights for the fourth quarter and fiscal year will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, January 14, 2004, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay through January 21, 2004. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. is one of the world’s most accomplished providers of flat-panel displays with more than 20-years expertise in flat-panel innovation. The company provides the most dependable display solutions for demanding applications in industrial, medical, commercial and consumer markets. Planar’s customers depend on its award-winning displays in mission-critical moments, from making split-second medical decisions to catching late-breaking headlines. Founded in 1983, Planar is a global company with headquarters in Oregon. For more information, please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such

statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 26, 2003	Dec. 27, 2002
Sales	$62,899	$56,743
Cost of sales	46,438	39,977

Gross profit	16,461	16,766

Operating expenses:
Research and development, net	2,448	2,397
Sales and marketing	4,478	4,693
General and administrative	3,762	4,364
Amortization of intangible assets	708	708

Total operating expenses	11,396	12,162

Income from operations	5,065	4,604

Non-operating income (expense):
Interest, net	(229)	(465)
Foreign exchange, net	(69)	(32)

Net non-operating expense	(298)	(497)

Income before income taxes	4,767	4,107
Provision for income taxes	1,668	1,397

Net income	$3,099	$2,710

Basic net income per share	$0.21	$0.20

Average shares outstanding – basic	14,513	13,783

Diluted net income per share	$0.21	$0.19

Average shares outstanding – diluted	15,053	14,429

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Dec. 26, 2003	Sept. 26, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$44,626	$37,424
Accounts receivable	32,054	37,148
Inventories	36,096	39,255
Other current assets	12,094	11,536

Total current assets	124,870	125,363

Property, plant and equipment, net	19,718	19,898
Goodwill	49,001	49,001
Intangible assets	9,839	10,547
Other assets	5,887	5,027

	$209,315	$209,836

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,331	$20,076
Accrued compensation	4,711	5,560
Current portion of long-term debt and capital leases	632	12,373
Deferred revenue	273	410
Other current liabilities	10,934	13,498

Total current liabilities	36,881	51,917

Long-term debt and capital leases, less current portion	9,817	3,217
Other long-term liabilities	4,293	3,863

Total liabilities	50,991	58,997

Shareholders’ equity:
Common stock	129,830	126,947
Retained earnings	33,607	30,621
Accumulated other comprehensive loss	(5,113)	(6,729)

Total shareholders’ equity	158,324	150,839

	$209,315	$209,836

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three months ended
	Dec. 26, 2003	Dec. 27, 2002
Cash flows from operating activities:
Net income	$3,099	$2,710
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,904	2,887
Deferred taxes	—	(30)
Decrease in accounts receivable	5,081	1,621
(Increase) decrease in inventories	3,093	(935)
(Increase) decrease in other current assets	(504)	1,235
Increase in accounts payable	211	3,270
Increase (decrease) in accrued compensation	(862)	316
Decrease in deferred revenue	(143)	(273)
Increase (decrease) in other current liabilities	(2,485)	296

Net cash provided by operating activities	9,394	11,097

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,085)	(500)
Increase in other long-term liabilities	491	15
(Increase) decrease in long-term assets	(491)	182

Net cash used in investing activities	(1,085)	(303)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(11,902)	(10,026)
Proceeds from long-term debt	6,761	—
Stock repurchase	(113)	(120)
Net proceeds from issuance of capital stock	2,883	1,902

Net cash used in financing activities	(2,371)	(8,244)
Effect of exchange rate changes	1,264	139

Net increase in cash and cash equivalents	7,202	2,689
Cash and cash equivalents at beginning of period	37,424	37,451

Cash and cash equivalents at end of period	$44,626	$40,140